                                 EXHIBIT 11.1


                                  P-COM, INC.

                      COMPUTATION OF NET INCOME PER SHARE
      (This information is disclosed in note 1 of the "Notes to Financial
                                 Statements".)



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Exhibit 6.  This Exhibit should be read with "Summary of Significant Accounting
             Policies - Pro Forma Net Income (Loss) Per Share" in Note 1 of the Notes to Financial Statements.